Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-217205, 333-187883, and 333-262435 on Form S-3 and Registration No. 333-222970 on Form S-8 of Natural Resource Partners LP, of our report dated March 15, 2022, relating to the financial statements of Sisecam Wyoming LLC as of December 31, 2021, and for the two years in the period ended December 31, 2021, appearing in this Annual Report on Form 10-K of Natural Resource Partners LP for the year ended December 31, 2022.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 2, 2023